Exhibit 99.1
NEWS RELEASE

	Contacts:	Amir Barash, Vice President - IR
Alon USA Energy, Inc.
972-367-3808

FOR IMMEDIATE RELEASE

Investors: Jack Lascar/Sheila Stuewe
DRG&L / 713-529-6600
Media: Blake Lewis
Lewis Public Relations
214-635-3020
Ruth Sheetrit
SMG Public Relations
011-972-547-555551
Alon USA Reports Fourth Quarter and Full Year 2010 Results
Company schedules conference call for March 11, 2011, at 10:00 A.M. Eastern
     DALLAS, TEXAS, March 10, 2011 — Alon USA Energy, Inc. (NYSE: ALJ) (“Alon”) today announced results for the quarter and year ended December 31, 2010. Net loss for the fourth quarter of 2010 was ($25.1) million, or ($0.46) per share, compared to net loss of ($90.6) million, or ($1.93) per share, for the same period in the prior year. Excluding special items, Alon recorded net loss of ($20.2) million, or ($0.37) per share, for the fourth quarter of 2010, compared to net loss of ($65.4) million, or ($1.39) per share, for the same period in the prior year.
     Net loss for the year ended December 31, 2010, was ($122.9) million, or ($2.27) per share, compared to net loss of ($115.2) million, or ($2.46) per share, for the year ended December 31, 2009. Excluding special items, Alon recorded net loss of ($130.6) million, or ($2.41) per share, for the year ended December 31, 2010, compared to net loss of ($82.7) million, or ($1.77) per share, for the same period in the prior year.
     Jeff Morris, Alon’s CEO, commented, “We are seeing positive results in our operations of the Big Spring and Krotz Springs refineries. During the fourth quarter, the throughput at Big Spring and Krotz Springs refineries was up 8% and 9%, respectively, compared to the third quarter of 2010. In December 2010, both refineries reached their highest average daily throughputs of 2010 with Big Spring near 61,000 barrels per day and Krotz Springs near 75,000 barrels per day. At our California refineries, we are focusing our efforts on the integration of the Bakersfield hydrocracker unit to process vacuum gas oil produced at our California refineries. As a result, we shut down the California refineries in December to expedite the integration efforts. We continue to make good progress and anticipate restarting our California refineries in March with production from the Bakersfield hydrocracker unit to start by mid-year 2011. We intend to increase the throughput of the integrated California refineries back to 2007 levels of approximately 55,000 to 60,000 barrels per day. Also, we expect substantial improvement in the operating margin primarily due to the operation of the hydrocracker unit and further improvement in the West Coast crack spreads the industry is experiencing in 2011.
     “At Krotz Springs, we continue to undertake initiatives to receive crudes such as WTI at our Krotz Springs refinery. This new crude flexibility will enable us to reduce our crude costs during the price spikes of LLS Louisiana crude.

     “Our retail and branded marketing segment had adjusted EBITDA of $8.5 million in the fourth quarter of 2010. Our branded fuel sales volume increased 29% and our retail fuel sales volume increased 19% compared to the fourth quarter of 2009. Our merchandise sales increased 6% while the percentage increase on merchandise margin was 8% compared to the fourth quarter of 2009. For the 2010 year, adjusted EBITDA was $33.0 million. Our branded fuel sales volume increased 16% and our retail fuel sales volume increased 18% compared to the 2009 year. Also, for the 2010 year, our merchandise sales increased 5% while the percentage increase on merchandise margin was 4% compared to the 2009 year.
     “As previously discussed, we were evaluating offers and opportunities to add to our liquidity resources. We are very pleased to report we have successfully completed a number of offers and opportunities and added to our liquidity resources over $130 million during the fourth quarter of 2010 and in 2011. In addition to the $130 million, we also signed in February 2011 a multi-year agreement with J. Aron and Company for the supply of crude oil that will support the operation of the Big Spring refinery at 70,000 barrels per day. The structure of this new agreement is also expected to result in lower borrowing costs as we used the proceeds from the sale of inventories to repay approximately $125 million of loans under our revolving credit facility. Also, the structure will substantially reduce our need to issue letters of credit to support crude oil purchases, which we estimate based on current crude oil prices would be approximately $270 million. In addition, the structure will allow us to make crude oil purchases without the constraint of increases in crude oil prices.
     “We are making great strides in our operations and in our liquidity enhancements which will enable us to grow our businesses and accomplish our goals as a company.”
FOURTH QUARTER 2010
     Special items for the fourth quarter of 2010 include an after-tax loss of ($5.3) million for the unrealized loss associated with consignment inventory and an after-tax gain of $0.3 million recognized on disposition of assets. Special items for the fourth quarter of 2009 include an after-tax loss of ($11.6) million for the write-off of unamortized debt issuance costs related to the full prepayment of the Alon Refining Krotz Springs, Inc. term loan, and an after-tax gain of $0.4 million recognized on disposition of assets. Also, special items for the fourth quarter of 2009 include dividends of ($12.0) million associated with the conversion by Alon Israel Oil Company, Ltd. (“Alon Israel”) of its preferred shares in Alon Refining Louisiana, Inc. to Alon common stock and accrued dividends of ($2.0) million on the preferred shares in Alon Refining Louisiana, Inc. prior to conversion.
     Refinery operating margin at the Big Spring refinery rose to $5.16 per barrel for the fourth quarter of 2010 compared to ($2.91) per barrel for the same period in 2009. On a cash basis (“cash basis” is the operating margin excluding inventory effects), the refinery operating margin at the Big Spring refinery was $6.85 per barrel for the fourth quarter of 2010, compared to ($0.46) per barrel for the same period in 2009. This increase primarily resulted from improved light product yields and higher Gulf Coast 3/2/1 crack spreads. Light product yields were approximately 91.4% for the fourth quarter of 2010 and 83.6% for the fourth quarter of 2009. This improvement is due to the operation of substantially all refinery units that were damaged in the 2008 fire. Refinery operating margin at the California refineries was $2.13 per barrel for the fourth quarter of 2010 compared to ($1.06) per barrel for the same period in 2009. On a cash basis the refinery operating margin at the California refineries was $0.56 per barrel for the fourth quarter of 2010, compared to $0.94 per barrel for the same period in 2009. The Krotz Springs refinery operating margin for the fourth quarter of 2010 was $4.55 per barrel compared to ($2.03) per barrel for the same period in 2009. On a cash basis the refinery operating margin at the Krotz Springs refinery was $2.75 per barrel for the fourth quarter 2010, compared to ($1.57) per barrel for the same period in 2009. The increase is primarily due to higher Gulf Coast 2/1/1 crack spreads partially offset by higher LLS crude oil costs relative to WTI.
     Combined refinery throughput for the fourth quarter of 2010 averaged 138,783 barrels per day (“bpd”), consisting of 57,290 bpd at the Big Spring refinery, 11,675 bpd at the California refineries, and 69,818 bpd at the Krotz Springs refinery compared to a combined average of 93,113 bpd in the fourth quarter of 2009, consisting of 50,781 bpd at the Big Spring refinery, 20,618 bpd at the California refineries and 21,714 bpd at the Krotz Springs refinery. Throughput at the California refineries decreased relative to the same period in 2009, reflecting the shutdown of the Paramount facility in December 2010 to redeploy resources for the integration of the Bakersfield refinery acquired in June 2010. Throughput at the Krotz Springs refinery was lower in the fourth quarter of 2009 as we accelerated a scheduled turnaround from the first quarter of 2010 to November 2009.
     The average Gulf Coast 3/2/1 crack spread was $8.27 per barrel for the fourth quarter of 2010 compared to $4.55 per barrel for the fourth quarter of 2009. The average West Coast 3/2/1 crack spread was $13.27 per barrel for the fourth quarter of 2010 compared to $8.51 per barrel for the fourth quarter of 2009. The average Gulf Coast 2/1/1 high sulfur diesel crack spread was $8.79 per barrel for the fourth quarter of 2010 compared to $4.61 per barrel for the fourth quarter of 2009.
     The average sweet/sour spread for the fourth quarter of 2010 was $2.72 per barrel compared to $2.07 per barrel for the same period in 2009. The average light/heavy spread for the fourth quarter of 2010 was $9.39 per barrel compared to $6.67 per barrel for the same period in 2009. The average LLS to WTI spread for the fourth quarter of 2010 increased to $4.18 per barrel compared to $1.73 per barrel for the same period in 2009.
     Asphalt margins for the fourth quarter of 2010 increased to an average of $52.94 per ton compared to $48.16 per ton for the fourth quarter of 2009. On a cash basis, asphalt margins in the fourth quarter of 2010 were $51.13 per ton compared to $22.31 per ton in the fourth quarter of 2009. The average blended asphalt sales price increased 9.4% from $434.53 per ton in the fourth quarter of 2009 to $475.56 per ton in the fourth quarter of 2010 and the average non-blended asphalt sales price increased 43.2% from $200.67 per ton in the fourth quarter of 2009 to $287.35 per ton in the fourth quarter of 2010. The blended asphalt sales amount accounted for 89.2% of total asphalt sales in the fourth quarter of 2010 compared to 87.9% for the same period last year. The price for WTI crude increased 11.9%, from $76.04 per barrel in the fourth quarter of 2009 to $85.07 per barrel in the fourth quarter of 2010.
     In our retail and branded marketing segment, retail fuel sales gallons increased by 18.7% from 31.4 million gallons in the fourth quarter of 2009 to 37.3 million gallons in the fourth quarter of 2010. Our branded fuel sales increased by 28.5% from 69.2 million gallons in the fourth quarter of 2009 to 88.9 million gallons in the fourth quarter of 2010. Adjusted EBITDA for our retail and branded marketing segment was $8.5 million for the fourth quarter of 2010 compared to $3.2 million for the same period in 2009.
YEAR-TO-DATE 2010
     Special items for the year ended December 31, 2010, include an after-tax loss of ($5.3) million for the unrealized loss associated with consignment inventory, $16.3 million from the bargain purchase gain recognized from the Bakersfield refinery acquisition, an after-tax loss of ($3.9) million for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility and an after-tax gain on the disposition of assets of $0.6 million. Special items for the year ended December 31, 2009, include after-tax losses of ($11.6) million for the write-off of unamortized debt issuance costs related to the full prepayment of the Alon Refining Krotz Springs, Inc. term loan, and an after-tax loss of ($0.9) million recognized on disposition of assets. Also, special items include dividends of ($12.0) million associated with the conversion by Alon Israel of its preferred shares in Alon Refining Louisiana, Inc. to Alon common stock and accrued dividends of ($8.0) million on the preferred shares in Alon Refining Louisiana, Inc. prior to conversion.
     Refinery operating margin at the Big Spring refinery was $6.03 per barrel for the year ended December 31, 2010, compared to $4.35 per barrel for the same period in 2009. On a cash basis the refinery operating margin at the Big Spring refinery was $5.77 per barrel for the year ended December 31, 2010, compared to $3.79 per barrel for the same period in 2009. Light product yields increased in 2010 due to the operation of substantially all refinery units that were damaged in the 2008 fire. Light product yields were approximately 89.4% for the year ended December 31, 2010, compared to 82.1% for the same period in 2009. Refinery operating margin at the California refineries was $1.08 per barrel for the year ended December 31, 2010, compared to $1.83 per barrel for the same period in 2009. On a cash basis the refinery operating margin at the California refineries was $0.62 per barrel for the year ended December 31, 2010, compared to $2.41 per barrel for the same period in 2009. The decrease was primarily due to decreased West Coast 3/2/1 crack spreads. The Krotz Springs refinery operating margin for the year ended December 31, 2010, was $2.24 per barrel compared to $5.66 per barrel for the year ended December 31, 2009. On a cash basis the refinery operating margin at the Krotz Springs refinery was $1.29 per barrel for the year ended December 31, 2010, compared to $4.66 per barrel for the same period in 2009. The lower Krotz Springs refinery operating margin is due primarily to operational effects of the extended turnaround and restart in June 2010 and a higher LLS to WTI spread.
     Combined refinery throughput for the year ended December 31, 2010, averaged 105,868 bpd, consisting of 49,028 bpd at the Big Spring refinery, 17,596 bpd at the California refineries, and 39,244 bpd at the Krotz Springs refinery compared to a combined average of 139,365 bpd for the same period last year, consisting of 59,870 bpd at the Big Spring refinery, 31,158 bpd at the California refineries, and 48,337 at the Krotz Springs refinery. The Big Spring refinery throughput was lower as a result of efforts to implement new operating procedures during 2010 and the California refineries’ throughput was lower due to continued efforts to optimize asphalt production with demand and the shutdown of the Paramount facility in December 2010 for the Bakersfield integration. The Krotz Springs refinery throughput was lower due to its shutdown for turnaround activities until June 2010.
     The average Gulf Coast 3/2/1 crack spread was $8.22 per barrel for the year ended December 31, 2010, compared to $7.24 per barrel for the same period in 2009. The average West Coast 3/2/1 crack spread for the year ended December 31, 2010, was $13.56 per barrel compared to $13.92 per barrel for the same period in 2009. The average Gulf Coast 2/1/1 high sulfur diesel crack spread for the year ended December 31, 2010, was $7.75 per barrel compared to $6.50 per barrel for the same period in 2009.
     The average sweet/sour spread for the year ended December 31, 2010, was $2.15 per barrel compared to $1.52 per barrel for the same period in 2009. The average light/heavy spread for the year ended December 31, 2010, was $9.14 per barrel compared to $5.46 per barrel for the same period in 2009. The average LLS to WTI spread for the year ended December 31, 2010, increased to $3.35 per barrel compared to $2.57 per barrel for the same period in 2009.
     Asphalt margins increased to an average of $51.06 per ton for the year ended December 31, 2010, compared to $46.07 per ton for the same period in 2009. On a cash basis asphalt margins for the year ended December 31, 2010, were $53.83 per ton compared to $67.34 per ton for the same period in 2009. The average blended asphalt sales price increased 16.4% from $409.88 per ton for the year ended December 31, 2009, to $477.26 per ton for the year ended December 31, 2010, and the average non-blended asphalt sales price increased 91.8% from $170.05 per ton for the year ended December 31, 2009, to $326.16 per ton for the year ended December 31, 2010. The blended asphalt sales accounted for 93.2% of total asphalt sales for the year ended December 31, 2010, compared to 92.4% for 2009. The price for WTI crude increased 28.5%, from $61.82 per barrel for the year ended December 31, 2009, to $79.41 per barrel for the year ended December 31, 2010.
     In our retail and branded marketing segment, retail fuel sales gallons increased by 17.8% from 120.7 million gallons for the year ended December 31, 2009, to 142.2 million gallons for the year ended December 31, 2010. Our branded fuel sales increased by 16.4% from 274.1 million gallons for the year ended December 31, 2009, to 318.9 million gallons for the year ended December 31, 2010. Adjusted EBITDA for our retail and branded marketing segment was $33.0 million for the year ended December 31, 2010, compared to $21.8 million for the same period in 2009.
     Alon also announced on February 3, 2011, that its Board of Directors approved the regular quarterly cash dividend of $0.04 per share. The dividend is payable on March 15, 2011, to stockholders of record at the close of business on March 1, 2011.

CONFERENCE CALL
     The Company has scheduled a conference call for Friday, March 11, 2011, at 10:00 a.m. Eastern, to discuss the fourth quarter 2010 results. To access the call, please dial 800-762-8779, or 480-629-9721, for international callers, and ask for the Alon USA Energy call at least 10 minutes prior to the start time. Investors may also listen to the conference live on the Alon corporate website, http://www.alonusa.com, by logging onto that site and clicking “Investors”. A telephonic replay of the conference call will be available through March 25, 2011, and may be accessed by calling 800-406-7325, or 303-590-3030, for international callers, and using the passcode 4406366#. A web cast archive will also be available at http://www.alonusa.com shortly after the call and will be accessible for approximately 90 days. For more information, please contact Donna Washburn at DRG&L at 713-529-6600 or email dmw@drg-l.com.
     Alon USA Energy, Inc., headquartered in Dallas, Texas, is an independent refiner and marketer of petroleum products, operating primarily in the South Central, Southwestern and Western regions of the United States. The Company owns four crude oil refineries in Texas, California, Louisiana and Oregon, with an aggregate crude oil throughput capacity of approximately 250,000 barrels per day. Alon is a leading producer of asphalt, which it markets through its asphalt terminals predominately in the Western United States. Alon is the largest 7-Eleven licensee in the United States and operates more than 300 convenience stores in Texas and New Mexico. Alon markets motor fuel products under the FINA brand at these locations and at over 600 distributor-serviced locations.
     Any statements in this press release that are not statements of historical fact are forward-looking statements. Forward-looking statements reflect our current expectations regarding future events, results or outcomes. These expectations may or may not be realized. Some of these expectations may be based upon assumptions or judgments that prove to be incorrect. In addition, our business and operations involve numerous risks and uncertainties, many of which are beyond our control, which could result in our expectations not being realized or otherwise materially affect our financial condition, results of operations and cash flows. Additional information regarding these and other risks is contained in our filings with the Securities and Exchange Commission.
     This press release does not constitute an offer to sell or the solicitation of offers to buy any security and shall not constitute an offer, solicitation or sale of any security in any jurisdiction in which such offer, solicitation or sale would be unlawful.
-Tables to follow-

ALON USA ENERGY, INC. AND SUBSIDIARIES CONSOLIDATED
EARNINGS RELEASE
RESULTS OF OPERATIONS — FINANCIAL DATA
(ALL INFORMATION IN THIS PRESS RELEASE, EXCEPT FOR
BALANCE SHEET DATA AS OF DECEMBER 31, 2009, AND INCOME
STATEMENT DATA FOR THE YEAR ENDED DECEMBER 31, 2009,
IS UNAUDITED)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(dollars in thousands, except per share data)
STATEMENT OF OPERATIONS DATA:
Net sales (1)	$1,362,500	$834,041	$4,030,743	$3,915,732
Operating costs and expenses:
Cost of sales	1,259,883	809,439	3,703,416	3,502,782
Direct operating expenses	57,117	61,202	249,933	265,502
Selling, general and administrative expenses (2)	32,081	33,674	128,082	129,446
Unrealized loss associated with consignment inventory (3)	8,942	—	8,942	—
Depreciation and amortization (4)	23,625	26,349	102,096	97,247

Total operating costs and expenses	1,381,648	930,664	4,192,469	3,994,977

Gain (loss) on disposition of assets	471	556	945	(1,591)

Operating loss	(18,677)	(96,067)	(160,781)	(80,836)
Interest expense (5)	(22,528)	(40,398)	(94,939)	(111,137)
Equity earnings of investees	469	3,374	5,439	24,558
Gain on bargain purchase (6)	—	—	17,480	—
Other income (expense), net (7)	(3,629)	63	9,716	331

Loss before income tax benefit, non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(44,365)	(133,028)	(223,085)	(167,084)
Income tax benefit	(16,801)	(51,871)	(90,512)	(64,877)

Loss before non-controlling interest in loss of subsidiaries and accumulated dividends on preferred stock of subsidiary	(27,564)	(81,157)	(132,573)	(102,207)
Non-controlling interest in loss of subsidiaries	(2,417)	(5,598)	(9,641)	(8,551)
Accumulated dividends on preferred stock of subsidiary (8)	—	15,050	—	21,500

Net loss available to common stockholders	$(25,147)	$(90,609)	$(122,932)	$(115,156)

Loss per share, basic	$(0.46)	$(1.93)	$(2.27)	$(2.46)

Weighted average shares outstanding, basic (in thousands)	54,215	46,890	54,186	46,829
Loss per share, diluted	$(0.46)	$(1.93)	$(2.27)	$(2.46)

Weighted average shares outstanding, diluted (in thousands)	54,215	46,890	54,186	46,829
Cash dividends per share	$0.04	$0.04	$0.16	$0.16

CASH FLOW DATA: (9)
Net cash provided by (used in):
Operating activities	$58,605	$(41,987)	$21,330	$283,145
Investing activities	(25,707)	(45,086)	(40,925)	(138,691)
Financing activities	(846)	109,432	50,845	(122,471)

OTHER DATA:
Adjusted net loss available to common stockholders (10)	$(20,155)	$(65,402)	$(130,603)	$(82,708)
Loss per share, excluding write-off of unamortized debt issuance costs, net of tax, gain (loss) on disposition of assets, net of tax, unrealized loss associated with consignment inventory, net of tax, gain on bargain purchase and preferred shares dividends and conversion (10)	$(0.37)	$(1.39)	$(2.41)	$(1.77)
Adjusted EBITDA (11)	1,317	(66,837)	(44,475)	42,891
Capital expenditures (12)	26,181	12,007	46,707	81,660
Capital expenditures to rebuild the Big Spring refinery	—	1,697	—	46,769
Capital expenditures for turnaround and chemical catalyst	463	11,694	13,131	24,699

	December 31,	December 31,
	2010	2009
BALANCE SHEET DATA (end of period):
Cash and cash equivalents	$71,687	$40,437
Working capital	990	84,257
Total assets	2,088,521	2,132,789
Total debt	916,305	937,024
Total equity	341,767	431,918

REFINING AND UNBRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(dollars in thousands, except per barrel data and pricing statistics)
STATEMENT OF OPERATIONS DATA:
Net sales (13)	$1,223,266	$706,126	$3,454,115	$3,359,043
Operating costs and expenses:
Cost of sales	1,164,545	720,512	3,302,829	3,117,528
Direct operating expenses	46,282	50,083	205,838	221,378
Selling, general and administrative expenses	5,399	7,876	22,764	29,376
Unrealized loss associated with consignment inventory (3)	8,942	—	8,942	—
Depreciation and amortization	18,251	21,132	80,401	76,252

Total operating costs and expenses	1,243,419	799,603	3,620,774	3,444,534

Gain (loss) on disposition of assets	659	558	659	(1,042)

Operating loss	$(19,494)	$(92,919)	$(166,000)	$(86,533)

KEY OPERATING STATISTICS AND OTHER DATA:
Per barrel of throughput:
Refinery operating margin — Big Spring (14)	$5.16	$(2.91)	$6.03	$4.35
Refinery operating margin — CA Refineries (14)	2.13	(1.06)	1.08	1.83
Refinery operating margin — Krotz Springs (14)	4.55	(2.03)	2.24	5.66
Refinery direct operating expense — Big Spring (15)	3.78	4.07	5.06	4.21
Refinery direct operating expense — CA Refineries (15)	8.10	8.17	7.73	4.82
Refinery direct operating expense — Krotz Springs (15)	2.56	7.80	4.36	4.22
Capital expenditures	22,902	9,864	38,136	71,555
Capital expenditures to rebuild the Big Spring refinery	—	1,697	—	46,769
Capital expenditures for turnaround and chemical catalyst	463	7,852	13,131	24,699

PRICING STATISTICS:
WTI crude oil (per barrel)	$85.07	$76.04	$79.41	$61.82
WTS crude oil (per barrel)	82.35	73.97	77.26	60.30
MAYA crude oil (per barrel)	75.68	69.37	70.27	56.36
LLS crude oil (per barrel)	89.25	77.77	82.76	64.39
Crack spreads (3/2/1) (per barrel):
Gulf Coast (16)	$8.27	$4.55	$8.22	$7.24
Group III (16)	9.16	5.37	9.49	8.10
West Coast (16)	13.27	8.51	13.56	13.92
Crack spreads (2/1/1) (per barrel):
Gulf Coast high sulfur diesel (16)	$8.79	$4.61	$7.75	$6.50
Crude oil differentials (per barrel):
WTI less WTS (17)	$2.72	$2.07	$2.15	$1.52
WTI less MAYA (17)	9.39	6.67	9.14	5.46
LLS less WTI (17)	4.18	1.73	3.35	2.57
Product price (dollars per gallon):
Gulf Coast unleaded gasoline	$2.163	$1.899	$2.052	$1.635
Gulf Coast ultra-low sulfur diesel	2.340	1.957	2.156	1.664
Gulf Coast high sulfur diesel	2.306	1.941	2.099	1.619
Group III unleaded gasoline	2.179	1.920	2.087	1.662
Group III ultra-low sulfur diesel	2.371	1.975	2.176	1.670
West Coast LA CARBOB (unleaded gasoline)	2.306	2.013	2.214	1.852
West Coast LA ultra-low sulfur diesel	2.412	2.014	2.212	1.706
Natural gas (per MMBTU)	3.98	4.93	4.38	4.16

THROUGHPUT AND PRODUCTION DATA: BIG SPRING REFINERY

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Sour crude	46,808	81.7	42,392	83.5	39,349	80.2	48,340	80.8
Sweet crude	8,079	14.1	5,758	11.3	7,288	14.9	9,238	15.4
Blendstocks	2,403	4.2	2,631	5.2	2,391	4.9	2,292	3.8

Total refinery throughput (18)	57,290	100.0	50,781	100.0	49,028	100.0	59,870	100.0

Refinery production:
Gasoline	29,160	51.1	25,051	49.8	24,625	50.7	26,826	45.0
Diesel/jet	19,227	33.7	15,159	30.1	15,869	32.7	19,136	32.2
Asphalt	3,392	5.9	3,538	7.0	2,827	5.8	5,289	8.9
Petrochemicals	3,755	6.6	1,865	3.7	2,939	6.0	2,928	4.9
Other	1,513	2.7	4,744	9.4	2,341	4.8	5,327	9.0

Total refinery production (19)	57,047	100.0	50,357	100.0	48,601	100.0	59,506	100.0

Refinery utilization (20)		78.4%		68.8%		68.2%		82.3%
THROUGHPUT AND PRODUCTION DATA: CALIFORNIA REFINERIES (A)

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Medium sour crude	1,828	15.7	5,230	25.4	3,502	19.9	13,408	43.0
Heavy crude	9,553	81.8	14,934	72.4	13,688	77.8	17,420	55.9
Blendstocks	294	2.5	454	2.2	406	2.3	330	1.1

Total refinery throughput (18)	11,675	100.0	20,618	100.0	17,596	100.0	31,158	100.0

Refinery production:
Gasoline	1,861	16.4	3,754	18.8	2,629	15.4	4,920	16.2
Diesel/jet	2,623	23.1	3,857	19.3	3,704	21.6	7,123	23.5
Asphalt	4,034	35.5	5,301	26.5	5,919	34.6	8,976	29.5
Light unfinished	—	—	—	—	—	—	117	0.4
Heavy unfinished	2,656	23.4	7,042	35.3	4,483	26.2	8,813	29.0
Other	176	1.6	23	0.1	372	2.2	418	1.4

Total refinery production (19)	11,350	100.0	19,977	100.0	17,107	100.0	30,367	100.0

Refinery utilization (20)		23.7%		27.8%		25.9%		46.2%
THROUGHPUT AND PRODUCTION DATA: KROTZ SPRINGS REFINERY (B)

	For the Three Months Ended				For the Year Ended
	December 31,				December 31,
	2010		2009		2010		2009
	bpd	%	bpd	%	bpd	%	bpd	%
Refinery throughput:
Light sweet crude	45,621	65.3	5,694	26.2	23,810	60.7	22,942	47.5
Heavy sweet crude	23,236	33.3	15,036	69.3	14,535	37.0	22,258	46.0
Blendstocks	961	1.4	984	4.5	899	2.3	3,137	6.5

Total refinery throughput (18)	69,818	100.0	21,714	100.0	39,244	100.0	48,337	100.0

Refinery production:
Gasoline	27,956	39.9	9,313	42.1	15,812	40.1	22,264	45.4
Diesel/jet	34,940	49.8	9,539	43.1	18,986	48.2	21,318	43.4
Heavy oils	1,746	2.5	1,494	6.7	1,515	3.8	1,238	2.5
Other	5,489	7.8	1,789	8.1	3,107	7.9	4,258	8.7

Total refinery production (19)	70,131	100.0	22,135	100.0	39,420	100.0	49,078	100.0

Refinery utilization (20)		82.9%		74.0%		46.1%		65.3%

(A)	The throughput data for the three months and year ended December 31, 2010, reflects two months and eleven months of throughput, respectively, as the California refineries were shutdown in December to redeploy resources for the integration of the Bakersfield refinery acquired in June 2010.

(B)	The throughput data for the year ended December 31, 2010, reflects substantially seven months of operations beginning in June 2010 due to the restart of the Krotz Springs refinery after major turnaround activity.

ASPHALT SEGMENT

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
		(dollars in thousands, except per ton data)
STATEMENT OF OPERATIONS DATA:
Net sales	$82,619	$89,486	$399,334	$440,915
Operating costs and expenses:
Cost of sales (21)	72,772	78,169	355,272	386,050
Direct operating expenses	10,835	11,119	44,095	44,124
Selling, general and administrative expenses	981	1,117	5,542	4,588
Depreciation and amortization	1,727	1,708	6,875	6,807

Total operating costs and expenses	86,315	92,113	411,784	441,569

Operating loss	$(3,696)	$(2,627)	$(12,450)	$(654)

KEY OPERATING STATISTICS AND OTHER DATA:
Blended asphalt sales volume (tons in thousands) (22)	155	181	780	994
Non-blended asphalt sales volume (tons in thousands) (23)	31	54	83	197
Blended asphalt sales price per ton (22)	$475.56	$434.53	$477.26	$409.88
Non-blended asphalt sales price per ton (23)	$287.35	$200.67	$326.16	$170.05
Asphalt margin per ton (24)	$52.94	$48.16	$51.06	$46.07
Capital expenditures	$566	$1,480	$1,557	$2,579
RETAIL AND BRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(dollars in thousands, except per gallon data)
STATEMENT OF OPERATIONS DATA:
Net sales	$291,387	$217,058	$1,044,851	$808,221
Operating costs and expenses:
Cost of sales (21)	257,338	189,387	912,872	691,651
Selling, general and administrative expenses	25,513	24,493	99,024	94,725
Depreciation and amortization	3,231	3,285	13,440	13,464

Total operating costs and expenses	286,082	217,165	1,025,336	799,840

Gain (loss) on disposition of assets	(188)	(2)	286	(549)

Operating income (loss)	$5,117	$(109)	$19,801	$7,832

KEY OPERATING STATISTICS AND OTHER DATA:
Branded fuel sales (thousands of gallons) (25)	88,904	69,172	318,935	274,101
Branded fuel margin (cents per gallon) (25)	4.9	5.1	6.2	5.8
Number of stores (end of period)	304	308	304	308
Retail fuel sales (thousands of gallons)	37,273	31,401	142,155	120,697
Retail fuel sales (thousands of gallons per site per month) (26)	41	34	39	33
Retail fuel margin (cents per gallon) (27)	14.8	10.8	12.9	13.9
Retail fuel sales price (dollar per gallon) (28)	$2.76	$2.49	$2.70	$2.29
Merchandise sales	$70,014	$66,110	$281,674	$268,785
Merchandise sales (per site per month) (26)	77	72	77	73
Merchandise margin (29)	32.4%	30.1%	31.9%	30.7%
Capital expenditures	$2,530	$1,598	$4,679	$3,822

(1)	Includes excise taxes on sales by the retail and branded marketing segment of $14,409 and $12,250 for the three months ended December 31, 2010 and 2009, respectively, and $54,930 and $47,137 for the years ended December 31, 2010 and 2009, respectively. Net sales also include royalty and related net credit card fees of $1,529 and $412 for the three months ended December 31, 2010 and 2009, respectively, and $4,221 and $1,382 for the years ended December 31, 2010 and 2009, respectively.

(2)	Includes corporate headquarters selling, general and administrative expenses of $188 and $188 for the three months ended December 31, 2010 and 2009, respectively, and $752 and $757 for the years ended December 31, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(3)	Unrealized loss associated with consignment inventory for the three months and year ended December 31, 2010, is a mark-to-market adjustment for the associated consigned inventory liabilities. Crude oil consignment inventory represents inventory located at storage facilities that was sold to third parties with an obligation by us to repurchase the inventory at then prevailing market prices when the respective agreements end. At December 31, 2010, we had 0.7 million barrels of crude oil inventory consigned to others with a market value of $59,467.

(4)	Includes corporate depreciation and amortization of $416 and $224 for the three months ended December 31, 2010 and 2009, respectively, and $1,380 and $724 for the years ended December 31, 2010 and 2009, respectively, which are not allocated to our three operating segments.

(5)	Interest expense for the year ended December 31, 2010, includes a charge of $6,659 for the write-off of debt issuance costs associated with our prepayment of the Alon Refining Krotz Springs, Inc. revolving credit facility. Interest expense for the three months and year ended December 31, 2009, includes $20,482 of unamortized debt issuance costs written off as a result of prepayments of $163,819 of term debt in October 2009. Interest expense for the year ended December 31, 2009, also includes $5,715 related to the liquidation of the heating oil hedge in the second quarter of 2009.

(6)	In connection with the Bakersfield refinery acquisition, the acquisition date fair value of the identifiable net assets acquired exceeded the fair value of the consideration transferred, resulting in a $17,480 bargain purchase gain in 2010.

(7)	Other income (loss), net for the three months and year ended December 31, 2010, includes a loss on heating oil crack spread call option contracts of $4,119. Other income (loss), net for the year ended December 31, 2010, includes a gain from the sale of our investment in Holly Energy Partners of $7,277.

(8)	Accumulated dividends on preferred stock of subsidiary for the three months and year ended December 31, 2009, represent dividends of $12,900 for the conversion of the preferred stock into Alon common stock. Also included for the three months and year ended December 31, 2009, is $2,150 and $8,600, respectively, of accumulated dividends.

(9)	Cash provided by operating activities for the year ended December 31, 2009, includes proceeds from the liquidation of the heating oil crack spread hedge of $133,581 and proceeds from the receipt of income tax receivables of $112,952. Cash used in financing activities for the year ended December 31, 2009, includes repayments on long-term debt and revolving credit facilities sourced primarily from the liquidation proceeds from the heating oil crack spread hedge and proceeds from the receipt of income tax receivables.

(10)	The following table provides a reconciliation of net loss available to common stockholders under United States generally accepted accounting principles (“GAAP”) to adjusted net loss available to common stockholders utilized in determining loss per common share, excluding the after-tax loss on write-off of unamortized debt issuance costs, after-tax gain (loss) on disposition of assets, after-tax loss on unrealized loss associated with consignment inventory, gain on bargain purchase and accumulated dividends on preferred stock of subsidiary. Our management believes that the presentation of adjusted net loss available to common stockholders and loss per common share, excluding these items, is useful to investors because it provides a more meaningful measurement for evaluation of our Company’s operating results.

	Three Months Ended		Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
	(dollars in thousands, except earnings per share)
Net loss available to common stockholders	$(25,147)	$(90,609)	$(122,932)	$(115,156)
Plus: Write-off of unamortized debt issuance costs, net of tax	—	11,583	3,865	11,583
Plus: Unrealized loss associated with consignment inventory, net of tax	5,268	—	5,268	—
Plus: Preferred shares dividends and conversion	—	13,975	—	19,965
Less: Gain on bargain purchase	—	—	(16,253)	—
Less: (Gain) loss on disposition of assets, net of tax	(276)	(351)	(551)	900

Adjusted net loss available to common stockholders	$(20,155)	$(65,402)	$(130,603)	$(82,708)

Weighted average shares outstanding (in thousands)	54,215	46,890	54,186	46,829

Loss per share, excluding write-off of unamortized debt issuance costs, net of tax, unrealized loss associated with consignment inventory, net of tax, gain (loss) on disposition of assets, net of tax, gain on bargain purchase and preferred shares dividends and conversion	$(0.37)	$(1.39)	$(2.41)	$(1.77)

(11)	Adjusted EBITDA represents earnings before non-controlling interest in income of subsidiaries, income tax expense, interest expense, depreciation and amortization, gain on bargain purchase and gain on disposition of assets. Adjusted EBITDA is not a recognized measurement under GAAP; however, the amounts included in Adjusted EBITDA are derived from amounts included in our consolidated financial statements. Our management believes that the presentation of Adjusted EBITDA is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry. In addition, our management believes that Adjusted EBITDA is useful in evaluating our operating performance compared to that of other companies in our industry because the calculation of Adjusted EBITDA generally eliminates the effects of non-controlling interest in income of subsidiaries, income tax expense, interest expense, gain on disposition of assets, gain on bargain purchase and the accounting effects of capital expenditures and acquisitions, items that may vary for different companies for reasons unrelated to overall operating performance.

Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:
•	Adjusted EBITDA does not reflect our cash expenditures or future requirements for capital expenditures or contractual commitments;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our debt;

•	Adjusted EBITDA does not reflect the prior claim that non-controlling interest have on the income generated by non-wholly-owned subsidiaries;

•	Adjusted EBITDA does not reflect changes in or cash requirements for our working capital needs; and

•	Our calculation of Adjusted EBITDA may differ from EBITDA calculations of other companies in our industry, limiting its usefulness as a comparative measure.

Because of these limitations, Adjusted EBITDA should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally.

The following table reconciles net loss available to common stockholders to Adjusted EBITDA for the three months and years ended December 31, 2010 and 2009, respectively:

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
		(dollars in thousands)
Net loss available to common stockholders	$(25,147)	$(90,609)	$(122,932)	$(115,156)
Non-controlling interest in loss of subsidiaries (including accumulated dividends on preferred stock of subsidiary)	(2,417)	9,452	(9,641)	12,949
Income tax benefit	(16,801)	(51,871)	(90,512)	(64,877)
Interest expense	22,528	40,398	94,939	111,137
Depreciation and amortization	23,625	26,349	102,096	97,247
Gain on bargain purchase	—	—	(17,480)	—
(Gain) loss on disposition of assets	(471)	(556)	(945)	1,591

Adjusted EBITDA	$1,317	$(66,837)	$(44,475)	$42,891

Adjusted EBITDA for our retail and branded marketing segment is useful to investors because it is frequently used by securities analysts, investors, and other interested parties in the evaluation of companies in our industry but is also subject to many of the limitations discussed above; therefore, Adjusted EBITDA for our retail and branded marketing segment should not be considered a measure of discretionary cash available to us to invest in the growth of our business. We compensate for these limitations by relying primarily on our GAAP results and using Adjusted EBITDA only supplementally. The following table reconciles operating income (loss) to Adjusted EBITDA for our retail and branded marketing segment for the three months and year ended December 31, 2010 and 2009, respectively:
RETAIL AND BRANDED MARKETING SEGMENT

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2010	2009	2010	2009
		(dollars in thousands)
Operating income (loss)	$5,117	$(109)	$19,801	$7,832
Depreciation and amortization	3,231	3,285	13,440	13,464
(Gain) loss on disposition of assets	188	2	(286)	549

Adjusted EBITDA	$8,536	$3,178	$32,955	$21,845

(12)	Includes corporate capital expenditures of $183 and $717 for the three months ended December 31, 2010 and 2009, respectively, and $2,335 and $3,704 for the years ended December 31, 2010 and 2009, respectively, which are not included in our three operating segments.

(13)	Net sales include intersegment sales to our asphalt and retail and branded marketing segments at prices which are intended to approximate wholesale market prices. These intersegment sales are eliminated through consolidation of our financial statements.

(14)	Refinery operating margin is a per barrel measurement calculated by dividing the margin between net sales and cost of sales (exclusive of substantial unrealized hedge positions and inventory adjustments related to acquisitions) attributable to each refinery by the refinery’s throughput volumes. Industry-wide refining results are driven and measured by the margins between refined product prices and the prices for crude oil, which are referred to as crack spreads. We compare our refinery operating margins to these crack spreads to assess our operating performance relative to other participants in our industry.

The refinery operating margin for the year ended December 31, 2010, excludes a benefit of $4,515 to cost of sales for inventory adjustments related to the Bakersfield refinery acquisition. There were unrealized hedging gains of $5,263 and $25,632 for the Krotz Springs refinery for the three months and year ended December 31, 2009, respectively. Additionally, the Krotz Springs refinery margin for 2009 excludes realized gains related to the unwind of the heating oil crack spread hedge of $139,290.

(15)	Refinery direct operating expense is a per barrel measurement calculated by dividing direct operating expenses at our Big Spring, California and Krotz Springs refineries, exclusive of depreciation and amortization, by the applicable refinery’s total throughput volumes. Direct operating expenses related to the Bakersfield refinery of $1,251 and $3,373 for the three months and year ended December 31, 2010, respectively, have been excluded from the per barrel measurement.

(16)	A 3/2/1 crack spread in a given region is calculated assuming that three barrels of a benchmark crude oil are converted, or cracked, into two barrels of gasoline and one barrel of diesel. We calculate the Gulf Coast 3/2/1 crack spread using the market values of Gulf Coast conventional gasoline and ultra-low sulfur diesel and the market value of West Texas Intermediate, or WTI, a light sweet crude oil. We calculate the Group III 3/2/1 crack spread using the market values of Group III conventional gasoline and ultra-low sulfur diesel and the market value of WTI crude oil. We calculate the West Coast 3/2/1 crack spread using the market values of West Coast LA CARBOB pipeline gasoline and LA ultra-low sulfur pipeline diesel and the market value of WTI crude oil.

A 2/1/1 crack spread is calculated assuming that two barrels of a benchmark crude oil are converted into one barrel of gasoline and one barrel of diesel. We calculate the Gulf Coast high sulfur diesel 2/1/1 crack spread using the market values of Gulf Coast conventional gasoline and Gulf Coast high sulfur diesel and the market value of WTI crude oil.

(17)	The WTI/WTS, or sweet/sour, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of WTS crude oil. The WTI/Maya, or light/heavy, spread represents the differential between the average value per barrel of WTI crude oil and the average value per barrel of Maya crude oil. The Light Louisiana Sweet (“LLS”) less WTI spread represents the differential between the average value per barrel of LLS crude oil and the average value per barrel of WTI.

(18)	Total refinery throughput represents the total barrels per day of crude oil and blendstock inputs in the refinery production process.

(19)	Total refinery production represents the barrels per day of various products produced from processing crude and other refinery feedstocks through the crude units and other conversion units at the refinery.

(20)	Refinery utilization represents average daily crude oil throughput divided by crude oil capacity, excluding planned periods of downtime for maintenance and turnarounds.

(21)	Cost of sales includes intersegment purchases of asphalt blends and motor fuels from our refining and unbranded marketing segment at prices which approximate wholesale market prices. These intersegment purchases are eliminated through consolidation of our financial statements.

(22)	Blended asphalt represents base asphalt that has been blended with other materials necessary to sell the asphalt as a finished product.

(23)	Non-blended asphalt represents base material asphalt and other components that require additional blending before being sold as a finished product.

(24)	Asphalt margin is a per ton measurement calculated by dividing the margin between net sales and cost of sales by the total sales volume. Asphalt margins are used in the asphalt industry to measure operating results related to asphalt sales.

(25)	Branded fuel sales represent branded fuel sales to our wholesale marketing customers that are primarily supplied by the Big Spring refinery. The branded fuels that are not supplied by the Big Spring refinery are obtained from third-party suppliers. The branded fuel sales margin represents the margin between the net sales and cost of sales attributable to our branded fuel sales volume, expressed on a cents-per-gallon basis.

(26)	Retail fuel and merchandise sales per site for 2009 were calculated using 306 stores for eleven months and 308 stores for one month.

(27)	Retail fuel margin represents the difference between motor fuel sales revenue and the net cost of purchased motor fuel, including transportation costs and associated motor fuel taxes, expressed on a cents-per-gallon basis. Motor fuel margins are frequently used in the retail industry to measure operating results related to motor fuel sales.

(28)	Retail fuel sales price per gallon represents the average sales price for motor fuels sold through our retail convenience stores.

(29)	Merchandise margin represents the difference between merchandise sales revenues and the delivered cost of merchandise purchases, net of rebates and commissions, expressed as a percentage of merchandise sales revenues. Merchandise margins, also referred to as in-store margins, are commonly used in the retail industry to measure in-store, or non-fuel, operating results.